October 9, 2000

Mr. Carl E. Sassano
42 Sunrise Park
Pittsford, NY  14534


Dear Carl:

The purpose of this letter is to summarize the terms and conditions of your separation of employment from Bausch & Lomb
Incorporated ("Bausch & Lomb" or "the Company") and your resignation as an officer of the Company.

1. You will be considered a full time active employee through October 31, 2000, at which point your position will have been eliminated and you will have resigned as an officer of the Company. We are confirming that between the date of notice of your separation (August 23, 2000) and October 31, 2000, we advised you it would not be necessary for you to report to work. However, during the remainder of this period, you will be required to make yourself available on an as-needed basis to assist in transitioning your duties, as directed by the Chairman and Chief Executive Officer. Starting November 1, 2000, we have agreed that you will take a three (3) month leave of absence without pay, which leave of absence will end on January 31, 2001. At that point, you will have accrued your five weeks of 2001 paid vacation, which you will take beginning February 1, 2001 and ending on March 7, 2001 ("Separation Date"). Beginning the day after the Separation Date, your status will be changed to that of an inactive employee, subject to the terms and conditions hereof, and Bausch & Lomb will pay you an amount equal to your current monthly base salary each month for twenty-four (24) consecutive months (the "Severance Period"). As you are aware, this amount is twice that provided for in the Officer Separation Plan.
     During this period, you will continue to receive those current benefits and perquisites detailed below. Additionally, although you will receive a lump sum payment for your unused 2000 vacation time, if any, you will not accrue or be paid for vacation time during the Severance Period.

2.   Officer perquisites will continue as follows:

     A. Company Car. You may purchase your company car by May 1, 2001 for a reasonable depreciated value determined by Bausch & Lomb. If not purchased, the car must be returned to Bausch & Lomb by May 1, 2001.

     B. Financial Counseling. Bausch & Lomb will continue to reimburse you for reasonable financial planning expenses through October 31, 2002 in an amount up to two (2) percent of your base salary, which may include legal services sought in connection with the negotiation and finalization of this letter.

     C. Other. Bausch & Lomb will continue to reimburse or pay existing regular dues associated with a country, social, luncheon or airline club through October 31, 2002.

3. During the unpaid leave of absence, you will not be considered an active employee. However, you will continue to receive your current medical, dental and life insurance benefits at active employee rates and the premiums will be deducted from your first paycheck after the leave of absence ends. While using your vacation time in 2001, you will continue to receive medical, dental and life insurance coverage at the then-current active employee rates, which amounts shall continue to be deducted from your paychecks. In addition, during the Severance Period, you may elect to continue your medical, dental and life insurance at the then-current active employee rates. At the end of the Severance Period, you will be eligible for COBRA coverage that allows you to continue your current medical and dental insurance at the full premium rates for up to an additional 18 months. At the end of the Severance Period, you will qualify to receive medical coverage, but not retiree dental or life insurance, under the Company's retiree medical insurance plan once you reach the age of 55. This coverage will not be available to you if other coverage is available to you under another employer's plan or through a spouse's plan when you turn 55. You will need to contact Corporate Benefits to apply for this coverage.

4. There is no COBRA eligibility for life insurance. However, within 31 days following the end of your Severance Period, you may elect (without providing evidence of insurability) an Aetna conversion policy to replace some or all of your coverage.

5. Disability coverage ceases on October 31, 2000. There are limited conversion rights for long term disability. Upon your request, HR will provide you with more information.

6. You are fully vested in the Bausch & Lomb Retirement Plan and the Supplemental Executive Retirement Plan III.
     Participation in the plans continues during the Severance Period and you retain through this Period the full rights and privileges under the plans you would have as an active employee (e.g., your participation continues, and benefit accruals continue). Within three (3) months of the end of your active plan participation, you will receive details on pension options from our Corporate Benefits Department.

7. Participation in the Bausch & Lomb 401(k) plan continues during the Severance Period and you retain through this period the full rights and privileges under the plan you would have as an active employee (e.g. as applicable, you may continue contributing, associated Company matching contributions continue to be deposited on your behalf, etc.). At the end of your active plan participation, you may leave your money in the Bausch & Lomb 401(k) Plan or elect a distribution. Contact InfoExpress at 1-800-479-0557 for account information or to make any future transactions.

8.   You may have elected to receive distribution from the Bausch
     & Lomb Deferred Compensation Plan under the terms of that Plan. The investment mix can be changed at any time prior to payout by completing the attached form and returning it to Corporate Compensation. You will continue to receive quarterly statements. Please advise Corporate Compensation (Cheryl Cody) of any address changes.

9.   As a participant in the Stock Option Plan, you have ninety
     (90) days from the end of the Severance Period to exercise vested stock options granted on or after January 27, 1997. For vested stock options granted prior to January 27, 1997, you have ninety
     (90) days from the Separation Date in which to exercise these options. If, prior to the expiration of the ninety (90) day post Separation Date exercise period available to you to exercise your pre-January 1997 vested stock options, the Company extends the exercise period for vested stock options granted prior to January 27, 1997 for any or all employees participating in the Stock Option Plan, the Company will provide the benefit of the same extension to you. As of October 31, 2000, you will not be eligible for any future vesting in stock options or restricted stock, nor will you be eligible for company loans in connection with the exercise of vested or restricted options. Any outstanding stock option loans must be repaid within ninety (90) days of the end of the Severance Period. A listing of your options is attached.

10. You will be eligible for an EVA bonus, prorated and attributable to the months of service performed through October 31, 2000, payable in early 2001, as soon as practicable after EVA bonuses are approved by the Committee on Management of the Board of Directors, based on the actual performance of Bausch & Lomb. Pursuant to the terms of the EVA Plan, you will also receive any remaining amounts contained in the bank from prior years. You will not vest in Cycle I or in any additional Cycles under the Cumulative EVA Long Term Incentive Plan.

11. Bausch & Lomb will assist you in your search for new employment by providing you with outplacement services in accordance with the Officer Separation Plan. You will be provided the names of two approved service providers from which you may choose the one you prefer. In the alternative, you may propose your own outplacement service provider, which will be subject to Bausch & Lomb's reasonable approval. Payment for outplacement services will be made directly by Bausch & Lomb.

12. Bausch & Lomb will provide you with a reference letter in the form attached to this letter.

13. In consideration of the benefits to be provided to you and as part of your fiduciary obligations to Bausch & Lomb, you agree that for a period of two (2) years from the Separation Date, you will not, directly or indirectly, (a) compete with any business in which Bausch & Lomb or any of its affiliates is currently engaged or actively developing, including working or consulting with Visualplex, (b) solicit any person who is a customer of a business conducted by Bausch & Lomb to be a customer of a similar business other than a business conducted by Bausch & Lomb or any of its affiliates, or (c) induce or attempt to persuade any employee of Bausch & Lomb or any of its affiliates to terminate his or her employment relationship with Bausch & Lomb or any of its affiliates. For purposes of this Agreement, the phrase "compete" shall include serving as an employee, an officer, a director, an owner, a partner or a five percent (5%) or more shareholder of any such business or otherwise engaging in or assisting another to engage in any such business. Without limiting the foregoing, Bausch & Lomb may consider, on an as requested basis, modifications to your restrictions on competition where management of Bausch & Lomb believes the competitive impact on Bausch & Lomb to be minimal or otherwise manageable. Notwithstanding the above, you shall be permitted to:

          A. Engage in a retail business, provided such business is not owned or operated by or on behalf of a company which you would be prevented from working for or affiliating with under the preceding non-competition clause ("Competitor");

          B. Provide consulting services to Bausch & Lomb customers regarding the customers' business, including, but not limited to, purchase/sales of businesses, strategic planning, expansion strategies, and the like, so long as such services are not being sought by or ultimately provided on behalf of a Competitor of Bausch & Lomb;

          C. Engage in development and/or marketing of practice management services and software in the ophthalmic industry, so long as such services are not being sought by or ultimately provided on behalf of a Competitor of Bausch & Lomb;

          E.  Offering employment to Lisa Dean.

14. You understand that you should consult with your attorney prior to the execution of this Agreement, and have been given a reasonable opportunity to do so. You acknowledge that you understand the contents of this Agreement, and this Agreement is entered into freely and voluntarily, and that it is not predicated on or influenced by any representations of Bausch & Lomb or any of its employees.

15. By accepting the package set forth in this Agreement, and except as to the obligations of Bausch & Lomb set forth in this Agreement, you, for yourself and your heirs, administrators, representatives, and assigns (collectively, the "Releasors") hereby release and discharge Bausch & Lomb, and its affiliates, agents and employees and their successors and assigns (collectively, the "Releasees"), from any and all claims, causes of action, liability, damages and/or losses of whatever kind or nature, in law or equity, known or unknown, which the Releasors ever had, now have, or may have in the future against the Releasees from the beginning of time through the date of this Agreement, arising directly or indirectly out of your employment by Bausch & Lomb or as a result of your separation from employment, including, but not limited to, any and all claims arising under any state or federal employment discrimination law, including but not limited to the Age Discrimination in Employment Act, the Older Workers' Benefits Protection Act, Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act.

16. You acknowledge that you have been afforded twenty-one (21) days to review and consider this Agreement, and that such period was a reasonable period of time for you to do so.

17. You understand that you may revoke this Agreement at any time within seven (7) days of the execution hereof, and that the Agreement will not become effective or enforceable until the expiration of that period.

18. The compensation and benefits arrangements set forth in this Agreement supersede any other agreement between you and Bausch & Lomb, and are in lieu of any rights or claims that you may have with respect to severance or other benefits, or any other form of remuneration from Bausch & Lomb and its affiliates, other than benefits under any tax-qualified employee pension benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended.

19. Except as required by law or regulation, neither you nor Bausch & Lomb will disclose or discuss the terms of this Agreement; provided, that you may disclose such terms to your financial and legal advisors and your spouse and Bausch & Lomb may disclose such terms to selected employees, advisors and affiliates on a "need to know" basis, each of whom shall be instructed by you and Bausch & Lomb, as the case may be, to maintain the terms of this Agreement in strict confidence in accordance with the terms hereof. Bausch & Lomb may also disclose the terms of this Agreement as required by applicable law or regulations.

20. As a result of your employment with Bausch & Lomb and as a result of your position as an officer of Bausch & Lomb, you were obviously privy to sensitive financial and strategic information, as well as trade secrets which are the confidential property of Bausch & Lomb, and Company Information (as defined below). You affirm that, as a former officer of Bausch & Lomb, you have a fiduciary obligation to maintain Company Information in confidence and not to disclose it to others. You have returned or will immediately return to Bausch & Lomb all Company Information that is capable of being returned, including client lists, files, software, records, computer access codes and instruction manuals which you have in your possession, and agree not to keep any copies of Company Information. The term "Company Information" means: (i) confidential information, including information received from third parties under confidential conditions, and (ii) other technical, marketing, business or financial information, or information relating to personnel or former personnel of Bausch & Lomb, the use or disclosure of which might reasonably be construed to be contrary to the interest of Bausch & Lomb; provided, however, that the term "Company Information" shall not include any information that is or became generally known or available to the public other than as a direct result of a breach of this Section by you or any action by you prior to the Separation Date which would have been a breach of your obligations to Bausch & Lomb in effect at such time.

21. By this Agreement, you are resigning from all positions and offices held by you within Bausch & Lomb and its affiliates. You agree that you will, when asked, execute such further instruments and documents as are necessary to effect this resignation as to all such Bausch & Lomb affiliates.

22.  You agree to make yourself reasonably available to Bausch &
     Lomb to respond to requests by Bausch & Lomb for information concerning matters involving facts or events relating to Bausch & Lomb or any of its affiliates that may be within your knowledge, and to assist Bausch & Lomb and its affiliates as reasonably requested with respect to pending and future litigations, arbitrations, other dispute resolutions or other similar matters. Bausch & Lomb will reimburse you for your reasonable travel expenses and costs incurred as a result of your assistance under this Section. As you know, the bylaws of Bausch & Lomb provide for your indemnification, to the fullest extent authorized or permitted by law, in the event there are claims against you arising out of your actions while an officer of Bausch & Lomb. The bylaws also provide for the advancement of expenses incurred in defending any proceeding in advance of its final disposition. This agreement is not intended to modify or limit those rights in any manner.

23. You represent and acknowledge that, in executing this Agreement, you have not relied upon any representation or statement made by Bausch & Lomb or not set forth herein. This Agreement may not be amended, modified, terminated, or waived in any part, except by a written instrument signed by the parties.

24. All payments made to you under this Agreement will be reduced by, or you will otherwise pay, all income, employment and Medicare taxes required to be withheld on such payments.

25. The parties agree not to challenge nor raise any defense against the enforceability of this Agreement or any of its provisions in the future. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

26. Nothing contained in this Agreement shall be construed in any way as an admission by you or Bausch & Lomb of any act, practice or policy of discrimination or breach of contract either in violation of applicable law or otherwise.
27. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof, to the extent not superseded by applicable federal law. The parties hereto hereby agree that any dispute concerning formation, meaning, applicability of interpretation of this agreement shall be submitted to the jurisdiction of the courts of the State of New York (including federal courts in the State of New York), and no other state shall have jurisdiction over such matters, and further agree to waive all rights to a jury trial with respect to any such matters.

28. You acknowledge and agree that Bausch & Lomb's remedy at law for any breach of your obligations under Sections 13, 19 and 20 of this Agreement would be inadequate and agree and consent that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Section without the necessity of proof of actual damage. With respect to any provision of Sections 13, 19 and 20 of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, you and Bausch & Lomb hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and you and Bausch & Lomb agree to abide by such court's determination.

If the terms and conditions are agreeable to you, please indicate your acceptance of the above in the space provided below and return the enclosed copy to me.

Sincerely,

/s/ William M. Carpenter

William M. Carpenter

Agreed to this 16 day of October, 2000.


/s/ Carl E. Sassano

Carl E. Sassano